Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 18, 2024, in the Registration Statement (Form S-1) and related Prospectus of Smithfield Foods, Inc. for the registration of its common stock.
/s/ Ernst & Young LLP
Richmond, Virginia
January 6, 2025